Service Agreement for Recycling Service

This agreement dated July 24, 2008, is made by and between Kenco Logistics whose address is 13201 S. Orange Avenue, Orlando, Florida referred to as “Client”, and Blue Earth Solutions, Inc. whose address is 13511 Granville Avenue Clermont, Florida 34711, referred to as “Blue Earth Solutions, Inc.”

1. Parties to This Agreement. The Client, in order to properly conduct its business,
Employs Blue Earth Solutions, Inc.  Blue Earth Solutions, Inc. is duly licensed by the laws of this state and engaged in the business of providing independent recycling services and assistance to clients.

2. Services to be provided. During the length of this contract, Blue Earth Solutions, Inc. shall serve the Client and perform any and all services in recycling as the Client requires in connection with the Client's business including the preparation of recycling and recycling equipment. Blue Earth Solutions, Inc. will also provide supervisory and advisory services to the Client when requested.

3. Estimated pounds of EPS per month: N/A

4. Payments to Blue Earth Solutions, Inc. The Client agrees to pay Blue Earth Solutions, Inc, for services at the following rates:  No charge for our service and Blue Earth Solutions, Inc. will provided the transportation of the materials.

5. When Payments Are Due. Blue Earth Solutions, Inc. shall bill the Client on a regular basis for Services rendered which bills will be due and payable upon receipt.

6. Term of Agreement. This agreement shall become effective June 30th, 2008 and shall Continue in effect for 5 (five) years from the execution date or until terminated in accordance with this agreement.

7. Termination of this Agreement. This agreement may be terminated by either party on Fifteen (15) days notice to the other party. All such notices shall be by certified mail or delivered personally.

8. Entire Agreement. This contract expresses the entire agreement between the Client and the Blue Earth Solutions, Inc. regarding this matter. This agreement can only be modified with another written agreement signed by both the Client and the Blue Earth Solutions, Inc. This agreement shall be binding upon both, the Client and the Blue Earth Solutions, Inc. and their respective heirs, legal representatives and successors in interest.

9. Legal Fees. If either party brings a law suit in order to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to reasonable attorneys fees in addition to any other relief to which that party may be entitled.

10. Governing Law. This agreement shall be interpreted according to the laws of the State of Florida.

11. Independent Contractors. Both the Blue Earth Solutions, Inc. and the Client agree that the relationship created by this agreement is that of independent contractor and not that of employee and employer. The Blue Earth Solutions, Inc. is responsible for the payment of any taxes, including without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of the Blue Earth Solutions, Inc.

12. Signatures. Both the Client and the Blue Earth Solutions, Inc. have read and agreed to this agreement.

Witness or Attested by:

/s/Hank Gonzalez
“CLIENT”

________________________________
“BLUE EARTH SOLUTIONS, INC.